MDU Resources Announces Year-end Earnings

BISMARCK, ND - January 27, 2003 - MDU Resources
Group, Inc. (NYSE:MDU) announced financial results for the year ended December 31, 2002, showing consolidated earnings of $147.7 million, compared to $155.1 million for 2001. Earnings per common share, diluted, totaled $2.07, compared to $2.29 per common share, diluted, for 2001.

"Overall, I am pleased with our 2002 results," said
Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Our pipeline and energy services segment set new records in both pipeline and gathering throughput.
Both natural gas and oil production and reserves increased at our natural gas and oil production segment. The construction materials and mining segment had record annual earnings and our natural gas distribution business earnings returned to a more normal level."

"The strategic direction of our company is proving to be beneficial with the slower economy the United
States is currently experiencing," White said. "The fact that the products and services our company provides are essential to the nation's infrastructure has helped us succeed. In addition, the reserves we have in natural gas, oil and aggregates will prove beneficial as the economy improves. The hard assets we have in power plants and pipelines are invaluable. I remain bullish on our company and its ability to provide earnings growth well into the future. We are maintaining our guidance for 2003 earnings per common share, diluted, at $1.80 to $2.05, excluding the cumulative effects of new accounting rules related to asset retirement obligations being implemented in 2003. We will continue making an important contribution toward building a strong America."

            ANNUAL PERFORMANCE SUMMARY

Construction Materials and Mining
Record earnings of $48.7 million were recorded at the construction materials and mining segment, an increase of $11.7 million over 2001 earnings, excluding a one-time gain from the sale of coal properties in 2001, and $5.5 million over 2001 inclusive of this one-time gain. Revenues for 2002
totaled a record $962 million, compared to 2001 revenues of $807 million.

Increased earnings were the result of increased aggregate, asphalt and cement sales volumes.
Construction revenues also increased substantially because of several big projects mainly in California and Oregon. Gains from existing operations were responsible for the majority of the earnings increase with operations on the West Coast and in Hawaii reporting exceptional results. New acquisitions and the discontinuance of goodwill amortization, as required under new accounting rules, also added to the earnings gain.

Higher operating expenses, including higher depreciation and depletion related to the higher sales volumes, somewhat offset the gains. The earnings growth more than offset the absence in 2002 of the $6.2 million after-tax gain from the sale of coal properties, as well as earnings from four months of coal operations, which were both included in 2001 earnings.

Electric
Electric segment earnings totaled $15.8 million compared to 2001 earnings of $18.7 million. The decrease was largely the result of average realized wholesale electric prices that were 34 percent lower than in 2001 due primarily to a weaker demand in the wholesale spot markets. Increased retail sales somewhat offset this decrease.

Natural Gas Distribution
In 2002, the natural gas distribution segment increased earnings to $3.6 million, a $2.9 million increase over 2001 earnings. The increase was largely due to increased retail sales as a result of weather that was 9 percent colder than the prior year combined with retail rate increases in Minnesota, Montana and North Dakota. Increased returns on natural gas storage, demand and prepaid commodity balances, higher service and repair margins and lower income taxes also contributed to the increased earnings. A reserve adjustment of $3.3 million after-tax related to certain pipeline capacity charges partially offset the earnings increase.

Utility Services
Earnings from the company's utility services segment were $6.4 million for 2002, compared to earnings of $12.9 million for 2001. The decrease was due primarily to a slowdown in telecommunications, inside electrical and engineering services work, brought about by a slowdown in these industries, which resulted in lower construction revenues and margins. Receivable write-offs and lower equipment sales also affected earnings. These decreases were partially offset by increased utility workloads, particularly in the Southwest and Northwest regions, and discontinuance of goodwill amortization as required by new accounting rules.

Pipeline and Energy Services
Pipeline and energy services segment earnings for 2002 totaled $19.1 million compared to 2001 earnings of $16.4 million for the same period. The pipeline and gathering operations produced higher earnings as a result of higher volumes transported and gathered at higher average rates, as well as higher storage revenues. The earnings increase from these activities was somewhat offset by higher operating and maintenance expenses and higher depreciation, a result of the gathering system expansion to accommodate increasing natural gas volumes. The net effects of the sale of certain smaller non-strategic properties in 2001 also positively affected the earnings results for that year.

Natural Gas and Oil Production
Earnings at the natural gas and oil production segment were $53.2 million, compared to $63.2 million in 2001. The company's combined natural gas and oil production increased 14 percent, largely as a result of increased natural gas production at our company operated properties in the Rocky Mountain area which posted an impressive 55 percent growth.
Also contributing to 2002 results was the one-time effect of a compromise agreement resulting in a $16.6 million after-tax nonrecurring gain realized in the first quarter of 2002. These increases were more than offset by realized natural gas prices that were 28 percent lower and oil prices that were 7 percent lower than last year. Higher lease operating costs were experienced due to the expansion of coalbed natural gas production. Higher depreciation and depletion costs resulting largely from increased production also affected earnings.

Independent Power Production
Earnings at our new independent power production segment totaled $.9 million. The majority of these earnings came from the newly acquired 213-megawatt natural gas-fired electric generating facilities in Colorado. The Brazilian operations also contributed to the gain. A gain from an embedded derivative in the electric power contract and the earnings margin at the Brazil facilities were largely offset by foreign currency losses resulting from devaluation of the Brazilian real and net interest expense. Petrobras, the purchaser of the output from the Brazilian project, commenced making capacity payments on the first 100 megawatts in the third quarter of 2002. Construction of the 200-megawatt, natural gas-fired power plant is now complete. The second 100 megawatts were placed in service in early January 2003.

As reported in the third quarter 2002 financial results, the company had pending the matter of the functional currency with respect to its subsidiary's 49 percent owned Brazilian operations.
At that time, company management had determined the functional currency for the 200-megawatt natural gas-fired electric generation project to be the U.S. dollar. The company's determination was based on the fact that the contract revenues for the project are largely indexed to the U.S. dollar and that the majority of expected operation and maintenance expenses and actual equipment purchases are in U.S. dollars. The auditor for the project has now determined the functional currency to be the Brazilian real.

In the third quarter of 2002, financial results were presented utilizing the U.S. dollar as the functional currency. The company had reported earnings from its Brazilian operations in the amount of $4.0 million. As a result of now utilizing the Brazilian real as the functional currency, instead of the U.S. dollar, the earnings from the Brazilian operations would have been reduced by $1.2 million and the company's reported earnings for the third quarter 2002 would have been reduced by a like amount or $.01 per common share.
For the third quarter 2002, the foreign currency losses related to the U S. dollar denominated debt were largely offset by the fair value of the embedded derivative in the electric power contract.

Corporate News
In December, the company completed the sale of 2.4 million shares of common stock. The company received proceeds before expenses of $23.28 per share. The net proceeds from the sale were used for various acquisitions, the repayment of debt and general corporate purposes.

Final resolution was reached on the North Dakota electric rate case. In April 2002, Montana-Dakota filed an appeal in District Court on the North
Dakota Public Service Commission's April 2002 rate reduction order challenging $3.5 million of the $4.3 million annual reduction the NDPSC ordered.
The challenge was based on the determination of the level of electricity sales to other utilities and the resulting revenues. The company was granted a stay for $3.5 million of the reduction and the balance of the reduction was put into place. On
January 15, 2003, the NDPSC, in response to a District Court remand order, issued an order accepting Montana-Dakota's level of electricity sales to other utilities thus reversing its initial decision and allowing the company to continue to charge the electric rates now in effect.

Final orders have been received on a number of the natural gas rate cases filed by Montana-Dakota this past year. In North Dakota, a $2 million or 2.9 percent increase was granted effective December 12, 2002. In Wyoming, a $466,000 or 4 percent annual increase was granted effective January 1, 2003. A final order on the Montana rate case is due
February 20, 2003. Interim orders have provided a $2.4 million interim increase in Montana. An interim order was also received in Minnesota that provided a $1.4 million or 5.9 percent increase.
The final order from Minnesota is not due until August 2003. An annual $2.2 million or 5.8 percent increase was filed in South Dakota on December 30, 2002. The final order from the South Dakota Public
Utilities Commission on this filing is due June 30, 2003.

The purchase of 213-megawatts of natural gas-fired electric generating facilities in Colorado was completed in November as anticipated. Ninety-five percent of these facilities' output is sold to a non-affiliated utility under long-term power purchase contracts.

The company's independent power production group recently entered into an agreement to purchase a 66.6-megawatt wind-powered electric generation facility in California. Closing on this facility is expected early this year. All of the output of this facility is sold under a long-term contract with the California Department of Water Resources.

The company was named to the Forbes magazine
"Platinum List of America's 400 Best Big Companies" for the third consecutive year. In addition, Fortune magazine named the company to its "100 fastest growing companies" list.

The company will host a webcast January 27, 2003, beginning at 12:00 p.m. CST to discuss 2002 results and updated earnings guidance for 2003. The event can be accessed at http://www.mdu.com. Listeners should go to the Web site up to 15 minutes before the event to register and download any necessary audio software. The online replay will be available beginning at 3:00 p.m. CST on January 27 and continuing through February 10, 2003. An audio postview replay is also available beginning at 3:00 p.m. CST on January 27 through February 3, 2003.
The dial in number for postview is (888) 203-1112;
confirmation code 374234.

                      OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries over the next few years and other matters for each of the company's seven business segments. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved.
Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Safe Harbor for Forward-looking
Statements." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.
- 2003 earnings per share, diluted, before the cumulative effect of an accounting change required by the implementation of SFAS 143, "Accounting for Asset Retirement Obligations" in the first quarter of 2003, are projected in the range of $1.80 to $2.05.
- The company expects the percentage of 2003 earnings per share before the cumulative effect of an accounting change by quarter to be in the following approximate ranges:
       - First Quarter - 5 percent to 10 percent
       - Second Quarter - 20 percent to 25 percent
       - Third Quarter - 40 percent to 45 percent
       - Fourth Quarter - 25 percent to 30 percent
- The company will examine issuing equity from time to time to keep debt at the nonregulated businesses at no more than 40 percent of total capitalization.
- The company anticipates investing approximately $465 million in capital expenditures during 2003, excluding any potential future acquisitions. However, this amount does include expenditures for the previously announced purchase of a 66.6-megawatt wind-powered electric generation facility in California.
- The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.

Electric
- A 40-megawatt natural gas-fired peaking unit is scheduled to be constructed for operation by June 1, 2003. This project is expected to be recovered in rates and will be used to meet the utility's need for additional generating capacity.
- Pending regulatory approval, the company plans to purchase energy from a 20-megawatt, wind energy farm in North Dakota. Rate recovery is expected.
- The company is working with the state of North Dakota to determine the feasibility of constructing a 500-megawatt lignite-fired power plant in western North
  Dakota. In December 2002, the company confirmed its intent to continue the study, however, the company is also in the process of obtaining approval to include a 250-megawatt plant option within the study. The next preliminary decision is expected in late 2003.

Natural Gas Distribution
- Annual natural gas throughput for 2003 is expected to be approximately 50 million decatherms.
- In May 2002, a natural gas rate case was filed with the Montana Public Service Commission. The company is requesting a total of $3.6 million annually or 6.5 percent above current rates. In September 2002, an interim increase was approved for $2.1 million on an annualized basis. A second interim order was effective in November 2002 for $300,000 with a total interim increase in effect of $2.4 million. The final order is due in February 2003. In December 2002, a natural gas rate case was filed with the South Dakota Public
  Utilities Commission requesting an increase of $2.2 million annually or 5.8 percent. The final order is due by June 2003. The last rate cases in these states were filed in the mid-1990s. A natural gas rate case was filed in October 2002 with the Minnesota Public
  Utilities Commission. The requested amount is $1.6 million annually or 6.9 percent above current rates.
  An interim increase was implemented in December for $1.4 million annually. A final order is due by August
  2003. The last rate case filed in Minnesota was in the mid-1980s.

Utility Services
- Revenues for this segment are expected to be in the range of $450 million to $500 million. During 2002, a number of factors affected margins, including the write-off of certain receivables and restructuring of the engineering function which amounts totaled approximately $5.2 million after-tax. The company anticipates margins in 2003 to increase over 2002 levels.

Pipeline and Energy Services
- In 2003, natural gas throughput from this segment, including both transportation and gathering, is expected to increase slightly over the 2002 record level throughput.
- A 247-mile pipeline to transport additional natural gas to market and enhance the use of the company's storage facilities is currently under regulatory review. Depending upon the timing of receiving the necessary regulatory approval, completion of construction could occur as early as late 2003.

Natural Gas and Oil Production
- In 2003, this segment expects a combined natural gas and oil production increase in excess of 20 percent over 2002 record levels.
- This segment expects to drill in excess of 400 wells in 2003.
- Natural gas prices in the Rocky Mountain Region for February through December 2003 reflected in the company's 2003 earnings guidance are in the range of $2.50 to $3.00 per Mcf. The company's estimates for natural gas prices on the NYMEX for February through December 2003 reflected in the company's 2003 earnings guidance are in the range of $3.00 to $3.50 per Mcf. During the year of 2002, more than half of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.
- NYMEX crude oil prices for January through December 2003 reflected in the company's 2003 earnings guidance are in the range of $20 to $25 per barrel.
- The company has hedged a portion of its 2003 production primarily using collars that establish both a floor and a cap. The company has entered into agreements representing approximately 40 percent to 45 percent of 2003 estimated annual natural gas production. The agreements are at various indices and range from a low CIG index of $2.94 to a high Ventura index of $4.76 per Mcf.
- The company has hedged a portion of its 2003 oil production. The company has entered into agreements at NYMEX prices with floors of $24.50 and caps as high as $28.12 representing approximately 30 percent to 35 percent of 2003 estimated annual oil production.

Construction Materials and Mining
- Excluding the effects of potential future acquisitions, aggregate, asphalt and ready-mixed concrete volumes are expected to remain at, or near the record levels achieved in 2002.
- Revenues for this segment in 2003 are expected to be unchanged from 2002 record levels.

Independent Power Production
- Earnings projections for 2003 for the independent power production segment include the estimated results from the previously mentioned wind powered electric generation facility and the 2002 acquisition of generating facilities in Colorado, as well as earnings from the 200-megawatt natural gas-fired generation project in Brazil. Earnings from this segment are expected to be in the range of $12 million to $17 million in 2003.

Safe Harbor for Forward-looking Statements
The information in this release includes certain forward-looking statements, including earnings per share guidance, growth strategies, business opportunities, sales, transportation, gathering and production volume increases and natural gas and oil commodity price estimates and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results or outcomes for the company to differ materially from those in the forward-looking statements include:
   - Natural gas and oil commodity prices
   - Prevailing governmental policies and regulatory actions, including but not limited to those related to:
     - Allowed rates of return
     - Financings
     - Industry and rate structures
     - Recovery of purchased power and purchased gas costs
   - Acquisition and disposal of assets or facilities
   - Operation and construction of plant facilities
   - Present or prospective generation
   - Availability of economic supplies of natural gas
   - The level of governmental expenditures on public projects and the timing of such projects
   - Changes in anticipated tourism levels
   - The effects of competition (including but not limited to electric retail wheeling and transmission costs and prices of alternate fuels and system deliverability costs)
   - Drilling successes in natural gas and oil operations
   - The ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves
   - Ability to acquire natural gas and oil properties
   - The availability of economic expansion or development opportunities
   - Political, regulatory and economic conditions and changes in currency rates in foreign countries where the company does business
   - Political and economic risks
   - Economic disruptions caused by terrorist activities
   - Changes in and compliance with environmental and safety laws and policies
   - Weather conditions
   - Population growth rates and demographic patterns
   - Market demand for energy from plants or facilities
   - Changes in tax rates or policies
   - Unanticipated project delays or changes in project costs
   - Unanticipated changes in operating expenses or capital expenditures
   - Labor negotiations or disputes
   - Changes in credit ratings or capital market conditions
   - Inflation rates
   - Inability of the various counterparties to meet their contractual obligations
   - Changes in accounting principles and/or the application of such principles to the company
   - Changes in technology and legal proceedings
   - The ability to effectively integrate the operations of acquired companies

For further discussion, refer to the company's most recent Form
10-Q at Item 2 - Management's Discussion and Analysis - Safe
Harbor for Forward-looking Statements.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, energy services, and domestic and international independent power production. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

                         * * * * * * * *

Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and
Chief Financial Officer
(701) 222-7991 or
Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959


                       MDU RESOURCES GROUP, INC.
                        COMPARATIVE HIGHLIGHTS



                                    THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                        DECEMBER 31,          DECEMBER 31,
                                      2002     2001        2002       2001
                                    -------- --------   ---------- -----------
Revenues (in millions):
  Electric                          $   44.7 $   39.7   $    162.6 $     168.8
  Natural gas distribution              63.9     54.6        186.6       255.4
  Utility services                     120.6    128.0        458.7       364.8
  Pipeline and energy services          51.5     42.1        165.2       531.1
  Natural gas and oil production        55.3     40.3        203.6       209.8
  Construction materials and mining    260.8    210.4        962.3       806.9
  Independent power production           4.2      ---          6.8         ---
  Intersegment eliminations            (44.0)   (30.8)      (114.3)     (113.2)
                                    -------- --------   ---------- -----------
    Total                           $  557.0 $  484.3   $  2,031.5 $   2,223.6
                                    ======== ========   ========== ===========

Operating Income (in millions):
  Electric                          $   11.6 $    6.5   $     33.9 $      38.7
  Natural gas distribution                .1      4.0          2.4         3.6
  Utility services                       5.2      6.9         14.0        25.2
  Pipeline and energy services          11.9      6.9         39.1        30.4
  Natural gas and oil production        23.1     10.6         85.6       103.9
  Construction materials and mining     25.3     11.3         91.4        71.5
  Independent power production           1.8      ---          (.3)        ---
                                    -------- --------   ---------- -----------
    Total                           $   79.0 $   46.2   $    266.1 $     273.3
                                    ======== ========   ========== ===========

Net Income (in millions)            $   45.9 $   29.0   $    148.4 $     155.9
                                    ======== ========   ========== ===========

Earnings on Common Stock (in millions):
  Electric                          $    6.2 $    3.5   $     15.8 $      18.7
  Natural gas distribution               2.5      2.3          3.6          .7
  Utility services                       2.6      3.6          6.4        12.9
  Pipeline and energy services           5.7      6.8         19.1        16.4
  Natural gas and oil production        15.8      6.7         53.2        63.2
  Construction materials and mining     14.1      5.9         48.7        43.2
  Independent power production          (1.2)     ---           .9         ---
                                    -------- --------   ---------- -----------
    Total                           $   45.7 $   28.8   $    147.7 $     155.1
                                    ======== ========   ========== ===========

Earnings Per Common Share:
  Basic                             $    .63 $    .42   $     2.09 $      2.31
  Diluted                           $    .63 $    .42   $     2.07 $      2.29

Weighted Average Common Shares
 Outstanding (in millions):
  Basic                                 72.1     68.7         70.7        67.3
  Diluted                               72.6     69.1         71.2        67.9

Electric (thousand kWh):
  Retail sales                       605,449  537,447    2,275,024   2,177,886
  Sales for resale                   204,554  249,181      784,530     898,178

Natural Gas Distribution (Mdk):
  Sales                               13,318   11,862       39,558      36,479
  Transportation                       4,829    4,543       13,721      14,338

Pipeline and Energy Services (Mdk):
  Transportation                      22,877   23,977       99,890      97,199
  Gathering                           20,305   17,186       72,692      61,136

Natural Gas and Oil Production:
  Natural gas (MMcf)                  13,668   10,950       48,239      40,591
  Oil (000's of barrels)                 499      550        1,968       2,042

Construction Materials and Mining
(000's):
  Aggregates (tons)                    9,478    7,614       35,078      27,565
  Asphalt (tons)                       1,540    1,496        7,272       6,228
  Ready-mixed concrete (cubic yards)     757      626        2,902       2,542